Exhibit 99.1

AMERICANWEST BANCORPORATION

PRESS RELEASE

March 4, 2010

AmericanWest Bancorporation Announces Voluntary

NASDAQ Delisting of Its Common Stock

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC; the “Company”) today announced that it has provided written notice to NASDAQ of its intention to voluntarily delist its common stock. On September 15, 2009, NASDAQ notified the Company that it had failed to comply with the $1.00 per share minimum bid price requirement stipulated by Listing Rule 5450(a)(1) and provided 180 days for the Company to regain compliance. The Company considered available strategies to cure the minimum bid price deficiency, along with the direct and indirect costs of NASDAQ listing and compliance, the limited trading volume for its stock and other factors, and concluded that continuation of the NASDAQ listing of its common stock was not in its best interests.

The Company expects that it will file a Form 25 with the Securities and Exchange Commission and NASDAQ on or about March 14, 2010 and that trading of its common stock on the NASDAQ Stock Market will be suspended at the open of market trading the following day. The official date for delisting will be March 24, 2010.

The Company has not made any arrangements to have its common stock listed on any alternate exchanges or quotation systems. Following the delisting from NASDAQ, it expects that its common stock will continue to be quoted for trade on the OTC Bulletin Board, an electronic quotation service for unlisted public securities. However, there is no assurance that an active market for the Company’s common stock will develop or be maintained. The Company’s common stock will continue to be registered with the SEC.

About AmericanWest Bancorporation

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the company or to access Internet banking, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the delisting of its common stock from the NASDAQ Stock Market and prospects for a market developing on alternative trading services. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances

Contacts:

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

Media:

Kelly McPhee

509.232.1968

kmcphee@awbank.net

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